UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 2, 2007

MANPOWER INC.

(Exact name of registrant as specified in its charter)

Wisconsin	1-10686	39-1672779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5301 North Ironwood Road Milwaukee, Wisconsin	53217
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (414)  961-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 2, 2007, Manpower Inc. (the “Company”) appointed Cari M. Dominguez to its Board of Directors.  Ms. Dominguez was also appointed to the Executive Compensation Committee of the Company’s Board of Directors.

As a non-employee director of the Company, Ms. Dominguez will participate in the same compensation arrangement as the other non-employee directors of the Company, which consists of a cash retainer equal to $60,000 per year, a fee of $2,000 per Board of Directors or Committee meeting attended in person, a fee of $1,000 per Board of Directors or Committee meeting attended telephonically and reimbursement for travel expenses incurred in connection with attending Board of Directors and Committee meetings.  In addition, Ms. Dominguez received a prorated annual grant of 826 shares of deferred stock upon her appointment to the Board of Directors.

The Company will also enter into an indemnification agreement with Ms. Dominguez.  The description of the indemnification agreement is contained in the Company’s Current Report on Form 8-K dated October 31, 2006 and is incorporated by reference herein.

The press release issued by the Company announcing the appointment of Ms. Dominguez is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Also on May 2, 2007, the shareholders of the Company approved the Corporate Senior Management Annual Incentive Plan (the “Plan”).  The Plan includes an annual incentive arrangement which provides for the payment of annual awards to senior executives of the Company participating in the Plan based on the attainment of goals relating to the Company’s financial performance.  The Plan will replace the 2002 Corporate Senior Management Incentive Plan beginning in 2008.  Senior executives designated by the executive compensation committee will be eligible to participate in the Plan beginning in 2008.

The annual incentive arrangement provides for the payment of annual awards to a participant based on the Company’s attainment of any one or more of the following financial goals established for that participant for the relevant year, each of which is defined in the Plan:

•

earnings per share, which are the fully diluted earnings per share of the Company and its subsidiaries on a consolidated basis,

•

economic profit, which is net operating profit after taxes of the Company and its subsidiaries on a consolidated basis less a capital charge,

•

adjusted operating unit profit, which is operating unit profit less a cost of carrying accounts receivable,

•

gross profit growth, which is the change in gross profit during the period, and

•

selling and administrative expenses as a percent of gross profit, which is selling and administrative expenses divided by gross profit.

Under the Plan, the participating executive is assigned award opportunities for threshold, target, and outstanding performance for attainment of the goal or goals established for the participant.

The goals and award opportunities for attainment of the goals are established at the beginning of each year by the executive compensation committee.  Depending upon the actual performance of the Company for the year as measured against these goals, the participating executive would be paid a cash award following the close of the year.  The maximum award that a participating executive may receive for any year under the arrangement is $5 million.

The Plan also provides for the payment of an annual bonus to a participant based on the attainment of operating objectives established for that participant for the relevant year.  Under the Plan, the participating executive is assigned bonus opportunities for achievement of such objectives.  The operating objectives and bonus opportunities for attainment of the operating objectives are established at the beginning of each year.  Depending on the assessment of the participant’s performance in achieving the operating objectives, the participating executive would be paid a cash award following the close of the year.  The compensation paid under the annual bonus arrangement to the participating executives does not qualify for the performance-based compensation exception under Section 162(m) of the Internal Revenue Code and may, therefore, be nondeductible.

The Plan is subject to variation with regard to the goals and operating objectives assigned to each participating executive and the relative weight assigned to the goals and operating objectives in establishing award opportunities and bonus opportunities from year to year and among participating executives.

The amounts, if any, which may be received by the Company’s senior executives under the Plan are not yet determinable.

The Plan may be amended in any manner without shareholder approval.  Certain amendments may, under Section 162(m) of the Internal Revenue Code, affect the deductibility of payments under the Plan to participating executives.

The Plan is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01

Financial Statements and Exhibits.

(d)

Exhibits

Exhibit No.	Description

10.1	Manpower Inc. Corporate Senior Management Annual Incentive Plan (incorporated by reference to the Proxy Statement for the 2007 Annual Meeting of the Shareholders of Manpower Inc.)

99.1	Press Release dated May 2, 2007.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2007	MANPOWER INC.

By: /s/ Michael J. Van Handel
Michael J. Van Handel
Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Manpower Inc. Corporate Senior Management Annual Incentive Plan (incorporated by reference to the Proxy Statement for the 2007 Annual Meeting of the Shareholders of Manpower Inc.)

99.1	Press release dated May 2, 2007.